Execution Copy

[*****] = Certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential

AMENDMENT NO. 4

TO THE AMENDED AND RESTATED CARRYING AGREEMENT

This fourth amendment (the “Fourth Amendment”) is made between DRIVEWEALTH, LLC (“DriveWealth”), and ML WEALTH, LLC (“Company”), and is effective as of 7/10/2024 (the “Fourth Amendment Effective Date”).

WHEREAS, Company and DriveWealth entered into that certain Amended and Restated Carrying Agreement dated October 29, 2020 (the “Carrying Agreement”);

WHEREAS, Company and DriveWealth entered into that certain first amendment dated March 31, 2021;

WHEREAS, Company and DriveWealth entered into that certain second amendment dated December 6,

2021;

WHEREAS, Company and DriveWealth entered into that certain third amendment dated May 1, 2023; and

WHEREAS, Company and DriveWealth desire to amend the Carrying Agreement and all prior amendments stated above (collectively, the “Agreement”) as stated in this Fourth Amendment.

NOW THEREFORE, in consideration of the premises, the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties mutually agree as follows:

1.
Section 1 of the Agreement is amended to include the following definitions:

“Instant Trading” means, to the extent applicable, the process by which DriveWealth facilitates a Customer’s buy trades prior to the time that the Customer funds are received in Customer’s Account, with such funds being received by settlement date. DriveWealth’s provision of Instant Trading is subject to additional terms as set forth on Exhibit A hereto. Any amendments to such terms shall be documents in a written amendment to such terms between DriveWealth and Company.

“Obligation” means any debit balance, deficiency, undisputed Fee balance, funds required to settle Transactions, or other obligation, liability or indebtedness owed by Company or otherwise arising in connection with or pursuant to this Agreement.

“Services” means the execution, settlement, clearance, custody, and cashiering services, as well as any other ancillary services customarily performed by U.S. clearing firms, that DriveWealth performs for Company under this Agreement.

2.
Section 2.1.1 of the Agreement is deleted and replaced with the following:

Company is a limited liability company duly organized and in good standing under the laws of the state of Delaware, United States. Company maintains a principal place of business at 245-249 W 17th Street, New York, NY 10011.

3.
Section 2.2.1 of the Agreement is deleted and replaced with the following:

DriveWealth is a limited liability company duly organized and in good standing under the laws of the state of Delaware, United States. DriveWealth maintains a principal place of business at 28 Liberty Street, 50th Floor, New York, NY 10005.

Execution Copy

4.
Section 10 of the Agreement is amended to include the following:

10.4 Authorizations for Fund Movements. To the extent that Company, or Company’s agent, facilitates the transmission of Customer funds to DriveWealth, the Company represents and warrants as follows: (a) Company has obtained within its agreements with Customers the appropriate consents necessary for the Company, or for Company’s agent, to send and receive Customer funds; (b) the Company, or the Company’s agent, maintains the appropriate licenses to send and receive such Customer funds; (c) the Company, or Company’s agent, will timely deliver such funds to DriveWealth; (d) the Company, or Company’s agent, will implement controls to ensure that trade instructions for Customer Accounts will not be sent to DriveWealth absent verification that Customers have funds necessary to pay for the Transaction in full by settlement date; (e) the Company, or Company’s agent, is solely responsible for the timely delivery of funds to Customers and/or DriveWealth, as applicable, including where the Parties have agreed to net end of day settlement cash movements and where DriveWealth has successfully delivered funds to Company’s designated account; and (f) neither the Company nor any other third party maintains an interest, right of set-off, or has a lien against the account designated by the Company to facilitate such fund flows (the account is maintained ‘for the benefit of the Customers’ or other similar designation as required, to identify the funds as Customer funds); provided, for the avoidance of doubt, that this clause (f) is not applicable to any Credit Reserve Accounts held in the name of Customers at DriveWealth. Company further accepts that DriveWealth is not responsible for any delays, errors, failures, or collateral consequences thereof, caused by the Company, or the Company’s agent, in delivering funds to DriveWealth or, in the case of a withdrawal, processing and/or delivering such funds to the Customer. Company will provide information sufficient to demonstrate that withdrawal funds were correctly processed and delivered to the Customer.

5.
Section 24.1 of the Agreement is deleted and replaced by the following:

24.1. Clearing Deposit. Company shall make a Clearing Deposit with DriveWealth, in the amount stated in Exhibit A of the Fee Schedule, prior to DriveWealth accepting Accounts. DriveWealth does not acquire or maintain an ownership interest in the Clearing Deposit. The Clearing Deposit will be held in an FDIC passthrough account unless otherwise agreed by the parties. The Clearing Deposit may be used by DriveWealth to cover outstanding Obligations, Trading Errors, for any other purposes necessary to enable the Services, or other items mutually agreed to by the Parties. The amount of the Clearing Deposit shall be reviewed on an ongoing basis to determine if the Clearing Deposit is appropriate based on an overall evaluation of the Company’s business. Use of the Clearing Deposit to settle Transactions is subject to fees as described in the Fee Schedule. DriveWealth reserves the right to require that Company increase its Clearing Deposit at any time. If an increase to the Clearing Deposit amount is required, Company shall deliver sufficient funds within thirty (30) calendar days of DriveWealth’s provision of written notification regarding the same. If Company fails to timely deliver the required funds, then DriveWealth reserves the right to restrict Services until the Clearing Deposit is satisfied. If DriveWealth withdraws funds from the Clearing Deposit, Company must immediately upon demand provide additional funds to return the Clearing Deposit to the full amount as required under this Agreement.

6.
Section 24.2 of the Agreement is deleted and replaced by the following:

Intentionally Omitted.

7.
Section 31.2 of the Agreement is amended to select New York as the forum for FINRA dispute resolution.

8.
Section 35.3 of the Agreement is deleted and replaced with the following:

35.3 Governing Law. The construction and effect of every provision of this Agreement and the

Execution Copy

rights of the Parties hereunder shall be subject to the law of the State of New York, without regard to its conflict of laws principles.

9.
Any reference in the Fee Schedule to “Instant Trading” is deleted and the Instant Trading Terms attached as Exhibit A hereto shall apply so long as Company elects to enable Instant Trading for Customers.

10.
Any reference in the Fee Schedule to “Trading Facility Items” section is deleted in its entirety.
11.
The Clearing Deposit referenced in the Fee Schedule is increased to [*****] (such amount has already been paid by Company to DriveWealth).
12.
The Fee Schedule is amended to include the following:

Late Settlement Fee - In the event that Company fails to timely provide funds necessary for settlement, and DriveWealth determines in its sole discretion to honor the applicable trades, DriveWealth reserves the right to charge Company a Fee for each day of the shortfall, equal to the current day’s Fed Funds Effective Rate + 100 bps, multiplied by the amount required for settlement.

Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Agreement. This Fourth Amendment modifies the Agreement and all prior amendments, supplements, and understandings to the Agreement. All of the provisions of the original Agreement not specifically deleted or modified herein shall remain in full force and effect. Wherever there is a conflict between this Fourth Amendment and the Agreement, the provisions of this Fourth Amendment will control, and the Agreement will be construed accordingly. The modifications stated herein shall take effect as of the Fourth Amendment Effective Date.

THE PARTIES have executed this Fourth Amendment as of the Fourth Amendment Effective Date by their duly authorized representatives, who represent that they have the authority to bind their respective Party.

	ML Wealth LLC		DriveWealth, LLC
By:	/s/ Erika Nuno	By:	/s/ Jeffrey Pasquerella
Name (Printed):	Erika Nuno	Name (Printed):	Jeffrey Pasquerella
Title:	Head of Strategic Finance and Revenue	Title:	Chief Legal Officer
Date Signed:	7/10/2024	Date Signed:	7/10/2024

Instant Trading terms

Overview

●
These are the Terms under which DriveWealth facilitates Instant Trading through the DriveWealth Platform.
●
Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in Company’s most recent Carrying Agreement, as amended from time to time (“Prior Agreements”). By integrating to the DriveWealth Platform to offer Instant Trading, Company accepts these Terms and agrees to incorporate them into the Prior Agreements. These Instant Trading Terms supersede any prior versions. Wherever there is a general conflict between these Terms and the Prior Agreements, these Terms will control and the Prior Agreements will be construed accordingly.

Limitations

●
Company’s ability to offer Instant Trading is subject to integration between Company’s Platform and the DriveWealth Platform.
●
Additional limitations may be contained in DriveWealth’s Customer Account Agreement and Margin Risk Disclosure.

Definitions

Capitalized terms shall have the following meanings as used in these Instant Trading Terms. Terms in the singular shall include the plural and vice versa. Other capitalized terms have the same meaning as in the Prior Agreements.

●
“T” means the then current date (Eastern time). T+1, T+2, T+3, etc. refer to the number of days after T.
●
“Net Trading” means the amount required for Company to settle based on current trading, as calculated exclusively by DriveWealth.
●
“Settlement Amount” means the funds necessary to settle a day’s Transactions, as calculated by DriveWealth and communicated to Company.

Additional Terms

●
Company certifies that it may offer Instant Trading to its Customers under Applicable Law.
●
To the extent that Company’s Customers are fully disclosed to DriveWealth:
○
Customers who instant trade will be set up with Margin Accounts. The creation of a Margin Account for a Customer does not constitute approval by DriveWealth for leverage to be extended to a Customer, and additional approval will be required for leverage to be extended. Some types of accounts are ineligible for the extension of leverage; and
○
Company will deliver and continue to make available to its Customers DriveWealth’s Margin Risk Disclosures, or other disclosures that DriveWealth makes available related to Instant Trading, and provide or otherwise make available to DriveWealth, in a manner mutually agreed between Company and DriveWealth, the audit trail or data sufficient to show such delivery; and
○
Company will deliver to Customers, and obtain their agreement to, the most recent version of DriveWealth’s Customer Account Agreement (whether at Customer onboarding or upon enrollment in Instant Trading) and continue to make DriveWealth’s Customer Account

Agreement available to Customers and provide or otherwise make available to DriveWealth, in a manner mutually agreed between Company and DriveWealth, the audit trail or data sufficient to show each Customer’s agreement to DriveWealth’s Customer Account Agreement.
●
Settlement. Company must deliver funds to DriveWealth equal to the Settlement Amount by 1:30pm ET on T+1, or such other time as may be communicated by DriveWealth in writing to you (“Settlement Cutoff”), in order for trades to be timely settled.
●
Failure to Cover Settlement Amount. In the event that Company does not timely send funds sufficient to cover the Settlement Amount for a particular day’s Transactions, DriveWealth will first use Company’s Clearing Deposit to settle Transactions. If Company’s Clearing Deposit is insufficient to cover the Settlement Amount, then DriveWealth maintains sole discretion as to whether or not to use its own funds to settle Transactions on behalf of Company or its Customers. Failure to send the Settlement Amount will result in a Late Settlement Fee as described in the Prior Agreements or Fee Schedule, as applicable. Repeated failure to timely send funds sufficient to settle Transactions may constitute a Default by Company of the Prior Agreements.
●
Clearing Deposit. By using Instant Trading and thereby agreeing to these Terms, Company allows DriveWealth to use the Clearing Deposit, as necessary 1) to settle transactions when funds sufficient to cover the Settlement Amount are not received, 2) for any other purposes necessary to enable Instant Trading, and 3) as may be further described in the Prior Agreements.
●
Fees. In the event that the Settlement Amount is not received by Settlement Cutoff, and DriveWealth must use alternate funds to settle Transactions, including use of the Clearing Deposit, Company will trigger the Late Settlement Fee, as described in the Prior Agreements or Fee Schedule, as applicable.
●
Net Trading Limits. If Net Trading reaches certain levels (“Net Trading Limits,” as communicated by DriveWealth in writing), DriveWealth reserves the right to take action including immediately cutting off or limiting trading. DriveWealth will determine the Net Trading Limits based on a variety of risk factors, and will review the Net Trading Limits on an ongoing basis to determine whether adjustments are necessary.
●
Company understands and acknowledges that DriveWealth may rely on Company’s certifications, acknowledgments, and representations contained within these Terms. Company acknowledges that it has an ongoing obligation to notify DriveWealth if any of its certifications, acknowledgements or representations are no longer accurate.
●
In the case that the requirements described in these Instant Trading Terms are not met, DriveWealth reserves the right to discontinue, suspend, or otherwise restrict availability of Instant Trading to Company and to require cash on hand in Customers’ Accounts before allowing trading.

Disclaimer

DriveWealth provides no tax, legal, or investment advice of any kind, nor does DriveWealth give advice or offer opinions with respect to the nature, potential value, or suitability of any Transaction or investment strategy. Company is solely responsible for recommendations, advice, and solicitations it may render as it relates to the suitability of Instant Trading and investment strategies in Customer Accounts.